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Filed pursuant to Rule 424(b)(3)
Registration No. 333-83830

PROSPECTUS

        1,106,195 Shares

Ask Jeeves, Inc.

Common Stock

        This prospectus relates to the public offering, which is not being underwritten, of 1,106,195 shares of our common stock, $0.001 par value per share, issued in connection with our purchase of the entire issued share capital of Carlton & Granada Internet Limited, a corporation organized under the laws of the United Kingdom.

        The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "ASKJ." The closing price on March 26, 2002 was $2.09 per share.

        The shares of our common stock offered or sold under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about important factors you should consider before buying our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2002.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

        This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference into this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into, this prospectus.

Our Business

        Ask Jeeves, Inc. is a provider of natural language question answering technologies and services. Our proprietary technology creates an interaction centered on understanding users' specific needs and interests and connecting them to the most relevant information, products and services. Specifically, our natural language technology allows users to ask questions in plain English (or another language) and receive a response pointing to relevant answers.

        We serve our customers through our two groups, Web Properties and Jeeves Solutions. Through our Web Properties group, Ask Jeeves provides consumers with a simple and fast way to find relevant answers to their everyday questions. Through the Ask Jeeves Keyword Network, our advertising services network, we provide companies with targeted and effective tools for reaching a broad base of highly valuable customers. We deliver our search technologies and services through our own World Wide Web sites at Ask.com, AJKids.com, and Teoma.com. We also syndicate services to portals, infomediaries, and content and destination sites to help companies increase e-commerce and advertising revenue.

        Through our Jeeves Solutions group, we deliver software and service offerings allowing corporations to establish connected self-service solutions that supplement the activities of call center, contact centers and marketing departments. Jeeves Solutions core software application, JeevesOne, allows customers to get answers to their questions, and with the use of additional modules, take action through a variety of connected enterprise transaction systems. Through Jeeves Analytics, companies learn about user behavior, interests and trends, allowing them to better serve customer needs. By connecting people with answers through a combination of technology and human insight, Ask Jeeves helps companies provide a more personal, relevant experience for online customers.

Corporate Information

        Ask Jeeves was incorporated in California in June 1996 and reincorporated in Delaware in June 1999. References to "Ask Jeeves," "we," "our," and "us" refer to Ask Jeeves, Inc., a Delaware corporation, its predecessors, and each of its subsidiaries. Our principal executive offices are located at 5858 Horton Street, Suite 350, Emeryville, California 94608 and our telephone number is (510) 985-7400. Information contained on our Web sites do not constitute part of this prospectus.

The Offering

        This prospectus relates to the sale of up to 1,106,195 shares of our common stock by the selling stockholders identified in this prospectus. The prices at which the selling stockholders may sell their shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholders."

Use of Proceeds

        The selling stockholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock.

RISK FACTORS

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. You should carefully consider the following risk factors, together with all other information included or incorporated by reference into this prospectus, before you decide whether to purchase shares of our common stock.

        Risks and uncertainties, in addition to those we describe below, that are not presently known to us, or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks.

        Ask Jeeves' future operating results may vary substantially from period to period. The price of our common stock will fluctuate in the future, and an investment in our common stock is subject to a variety of risks, including but not limited to the specific risks identified below. Inevitably, some investors in our securities will experience gains while others will experience losses depending on the prices at which they purchase and sell securities. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth in this prospectus.

Risks Associated with Ask Jeeves' Business and Future Operating Results

We Have a History of Net Losses and Expect to Continue to Incur Net Losses.

        We incurred net losses in each year since inception and, as of December 31, 2001, we had an accumulated deficit of approximately $675.4 million. We expect to have net losses and negative cash flows, as determined under accounting principles generally accepted in the United States, for the next twelve months. The size of these net losses will depend, in part, on the rate of growth of our revenues from our advertisers and corporate customers and on our expenses. It is critical to our success that we continue to expend financial and management resources to develop our brand loyalty through marketing and promotion, enhance our search technologies and services and expand our other services. Beginning in late 2000, we announced steps to narrow our net losses, including business realignment and a reduction in our workforce. Although these steps are intended to reduce our net losses in the future, we cannot guarantee that these steps will achieve the expected reduction in net losses.

        As our operating expenses are likely to continue to exceed our revenues in the near term, we will need to generate significant additional revenues to achieve operating profitability. Even if we do achieve operating profitability, we may not be able to maintain or increase our operating profitability on a quarterly or annual basis. If we do not achieve or sustain profitability in the future and are unable to obtain additional financing, then we will eventually be unable to continue our operations.

We Rely on Revenues Derived from Internet Advertising and Licensing of our Products and Services, Which are Subject to Uncertain Demand and are Difficult to Forecast Accurately

        Internet Advertising.    We expect that revenues from advertising will continue to represent a significant portion of our total revenues for the foreseeable future. We have experienced a decrease in our advertising revenues that may continue for the foreseeable future due to the prevailing conditions in the online advertising market and to downward pressure on advertising rates industry-wide.

        We compete with traditional media such as television, radio and print, as well as online advertisers and high-traffic Web sites, for a share of advertisers' total advertising expenditures. We have experienced, and may continue to experience, downward pressure on advertising prices in the industry due to the increasing amount of advertising inventory becoming available on the Internet. Advertisers may find Internet advertising to be a less effective means of promoting their products or services relative to traditional advertising media and may reduce or eliminate their expenditures on Internet advertising. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. Acceptance of the Internet among advertisers will depend, to a large extent, on the perceived effectiveness of Internet advertising and the continued growth of commercial usage of the Internet.

        Currently, there are a variety of pricing models for selling advertising on the Internet, including models based on the number of impressions delivered, the number of click-throughs by users, the duration over which the advertisement is displayed or the number of keywords to which the advertisement is linked. It is difficult to predict which pricing model, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues that we may generate from advertising. A decrease in advertising sold or advertising rates could adversely affect our operating results.

        In addition, our advertising revenues will depend on our ability to achieve, measure and demonstrate to advertisers the breadth of the traffic base using our search service and the value of our targeted advertising. Filter software programs that limit or prevent advertising from being displayed on a user's computer are available. It is unclear whether this type of software will become widely accepted, but if it does, it would negatively affect Internet-based advertising. Our business could be seriously harmed if the market for Internet advertising does not continue to grow or if we are unsuccessful in increasing our advertising revenues.

        Licensing.    For the year ended December 31, 2001, $21.0 million, or approximately 31.6% of our revenues, were generated from licensing our services to corporate customers and to our joint ventures through our Jeeves Solutions Group. Jeeves Solutions revenues for this period included intellectual property licensing revenues of approximately $19.0 million from our joint ventures. In October 2001 and February 2002, we acquired full ownership of Ask Jeeves en Espanol and Ask Jeeves UK, respectively. Consequently, these intellectual property licenses have terminated or will terminate and will result in a decline in future licensing revenues in Jeeves Solutions. If, in the future, we are unable to generate sufficient licensing revenue from our corporate customers and/or our remaining joint venture, our results of operations could be substantially impaired.

        JeevesOne.    In September 2001, we launched JeevesOne, the Company's first productized software product. While we believe that the product responds to market need for this type of enterprise software, there is no assurance that JeevesOne will achieve market acceptance. If we are unable to generate significant sales of software licenses, our business could be seriously harmed.

We May Not Be Able to Secure Additional Financing to Meet Our Future Capital Needs.

        We currently anticipate that our cash, cash equivalents and marketable securities will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least twelve months. If, after twelve months, we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we will need to raise additional funds to fund brand promotion, develop new or enhanced products and services, respond to competitive pressures or make acquisitions. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, develop or enhance products and services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could seriously harm our business.

        If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends. If we do not achieve or sustain profitability in the future and are unable to obtain additional financing, then we will eventually be unable to continue our operations.

We Rely on Third-Party Advertising Delivery Which Could Effect Our Ability to Deliver Advertisements On Our Web Sites.

        We rely on third-party advertising services, provided by DoubleClick, Inc. to deliver advertisements to our users. DoubleClick is currently the only provider available in the market that meets our delivery needs. If DoubleClick fails to deliver the advertisements as contracted for, due to reliability or performance problems, or if advertisements cannot be targeted as promised to advertisers, our revenues may decrease.

Some of Our Web Properties Customers are Emerging Internet Companies that Represent Credit Risks.

        We expect to continue to derive a significant portion of our revenues from sales to Internet companies. Many of these companies have limited operating histories and are operating at a loss. Moreover, many of these companies have limited cash reserves and limited access to additional capital. We have in some cases experienced difficulties collecting outstanding accounts receivable and we may continue to have these difficulties in the future. These difficulties may increase as a result of a recent downturn in economic activity and reductions in funding for Internet companies from public capital markets and private venture capital and equity sources. If any significant part of our customer base experiences commercial difficulties or is unable or unwilling to pay for any reason, our business will suffer.

Our Search Technologies and Services are Unproven.

        We will be successful only if Internet users adopt our search technologies and services as a primary method of navigating the Internet. Internet users have a variety of other search techniques, such as directory searches, available to them to navigate the Internet. Users can also rely on methods, such as call centers, chat rooms and e-mail, rather than difficult-to-navigate corporate Web sites, to obtain information on products and services. Our search technologies, including those of our recent acquisition Teoma Technologies, Inc., are novel and unproven. It is difficult to predict the extent and rate of user adoption of our search technologies and services. Users of our services may try our Web sites and then revert to other search techniques to navigate the Internet or choose new search techniques. It is uncertain whether widespread acceptance of our search technologies and services will occur.

We Will Only Be Able to Execute Our Business Plan if Internet Usage Grows.

        Our business would be adversely affected if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include:

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  the Internet infrastructure may not be able to support the demands placed on it;

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  performance and reliability of the Internet may decline as usage grows;

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  growth in utility and accessibility to desired information may slow, decreasing the number of new Internet users;

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  security and performance concerns due to hackers and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems may impact use of the Internet; and

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  privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent may limit the Internet's use.

We Depend on Third Party Content to Provide the Answers to Questions Asked on Our Web Sites.

        Visitors to our Web sites use the sites to obtain direct access to the information, products and services they need through the display of a third-party Web page containing the answer to the user's question. We have little control over the content of these third-party Web sites. If these third-party Web sites do not contain high-quality, up-to-date and useful information to the user, the utility of our service to the user will be reduced, which could seriously harm our business.

        Our Web sites are designed to directly link users to a page within a third-party Web site that contains the answer to a question asked. However, when our Web sites attempt to direct the user to a page within the Web site, some companies have automatically redirected users to their home page. If companies prevent us from directly linking our users to a page within a third-party Web site, and if there are no comparable alternative Web sites to which we can direct our users, the utility and attractiveness of our services to consumers may be reduced. If this occurs, traffic on our Web sites could significantly decrease, which would seriously harm our business.

We May Not Be Able to Effectively Compete Against Our Current and Potential Competitors.

        Web Properties.    We face direct competition from companies that provide Internet search and directory services. For example, Web Properties competes with search engines, including AltaVista Company, Google Inc., Northern Light, and Inktomi Corporation, for the traffic generated by Internet users seeking links to third- party content to address their online information needs. Web Properties also competes with directory services, such as Overture Services, Inc., Inc. LookSmart, Ltd., and Yahoo! Inc., because they provide alternative ways for users to obtain the desired information.

        Jeeves Solutions.    We compete with a number of companies that provide customer self-service solutions for corporate customers. For example, Jeeves Solutions competes with other companies that provide advanced natural language solutions, such as iPhrase Technologies, Inc. and Kanisa Inc.; search technology companies, such as Inktomi Corporation and Verity, Inc.; knowledge management companies such as Primus Knowledge Systems, and eGain Communications Company; and customer relationship management companies, such as Siebel Systems, Inc. and Kana Communications, Inc.

        Our ability to compete depends on many factors, many of which are outside of our control. These factors include: the quality of content, the ease of use of online services, the timing and market acceptance of new and enhanced online services and sales and marketing efforts by our competitors and by us.

        Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. Many of these competitors offer a wider range of services than we do. These services may attract users to our competitors' sites and, consequently, result in a decrease in traffic to our site. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential corporate customers, advertisers and syndicators. Our competitors may develop products and services that are equal to, or superior to, our products and services, or achieve greater market acceptance. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of advertisers and businesses engaged in electronic commerce. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

Our Growth Will Depend on Our Ability to Develop and Maintain Our Brands.

        We believe that favorable consumer and business community perceptions of the Ask Jeeves brands are essential to our future success. Accordingly, we intend to continue pursuing brand-enhancement strategies, which may include mass market and multimedia advertising, promotional programs and public relations activities. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotional expenses. In addition, even if brand recognition increases, the number of new users and corporate customers may not increase. Further, even if the number of new users increases, the amount of traffic on our Web sites and the number of corporate customers may not increase sufficiently to justify the expenditures.

If We Are Unable to Rapidly and Successfully Develop New Products, New Product Enhancements and Integrate Acquired Technologies, We May Be Unable to Meet Customer Demand.

        We operate in a highly competitive, rapidly changing environment and our future success depends on our ability to develop and introduce new products that meet the needs of our customers. In our Web Properties division, we are currently developing new advertising products such as Premier Listings, Site Submit and Index Express in order to meet new demands in the marketplace. If we are unable to develop these and other new and enhanced products, our business and operating results may be adversely affected. Also, many of our products must be available on a variety of operating system platforms. We must ensure that such products are available on the platforms that our customers require. For example, at December 31, 2001, JeevesOne was not yet available on the Solaris Operating Environment. We must successfully launch JeevesOne on this platform in order to meet customer demand.

        Additionally, we have acquired technology to accelerate our ability to meet new product requirements and enhancements. For example, in September 2001 the Company acquired Teoma Technologies, Inc. and in January 2002, we announced the acquisition of certain technology from Octopus Software, Inc. We must continue to scale and integrate these technologies into our existing and new products. If we are unable to successfully and rapidly integrate these and other technologies into our products, our business may be harmed.

If We Are Unable to Continue to Improve Operations Efficiencies, We May Be Unable to Meet Customer Demand.

        Our past and planned growth in traffic may continue to place strain on our current and planned systems. We must continue to develop new technologies to improve our ability to serve and manage the growth on our sites as well as the sites of our syndication partners. Additionally, we may not have adequate capacity to meet demand for new products. If any of this were to occur, it could damage our reputation and limit our future growth.

Failure to Add or Retain Corporate Customers May Have an Adverse Effect On Our Revenues.

        In the coming year we expect that revenues associated with corporate customers will be comprised primarily of corporations with large, difficult-to-navigate Web sites. If we do not complete sales to a sufficient number of customers, our future revenues will be adversely affected.

        Most of our existing corporate customer contracts have a term of one year following the implementation of our services. As a result, if we are unable to offer value to our customers during the term of these contracts, or if our customers choose a competitor's service over our service, or if our customers decide to use their own proprietary technology to develop services similar to ours, those customers may not renew their contracts. If we do not obtain a sufficient number of contract renewals or cross sales of other products, or if such renewals are obtained on terms less favorable than the original contract, our business could be adversely affected.

Implementing Our Services for Some of Our Corporate Customers is Labor Intensive.

        Because the implementation of some of our services is labor intensive, it is difficult to predict the length of the development cycle in Jeeves Solutions. Factors that affect the length of the development cycle include the overall size and complexity of the Web site, the interaction with the customer and the dynamic nature of the content. Launching a customized version of some of our services may take a month or longer. The long development cycle makes it difficult to predict the delivery time to the customer, realize our revenue goals and manage our internal hiring needs to meet new projects. In addition, in order to meet increased demand by corporate customers, we may have to hire additional people and train them in advance of orders. When we outsource development of custom knowledge bases, we will have little control over the speed and quality of the development. Any decline in the speed or quality of the implementation of our services could seriously harm our business.

If Accounting Interpretations Relating to Revenue Recognition Change, our Reported Revenues Could Decline or We Could Be Forced to Make Changes in our Business Practices.

        Over the last several years, the American Institute of Certified Public Accountants issued Statement of Position or SOP 97-2, "Software Revenue Recognition," and SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." These standards address software revenue recognition matters primarily from a conceptual level and do not include specific implementation guidance. In addition, in December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", or SAB 101, which explains how the SEC staff believes existing revenue recognition rules should be applied. We believe that our revenue recognition policies are currently in compliance with SOP 97-2, SOP 98-9 and SAB 101.

        The accounting profession continues to discuss certain provisions of SOP 97-2 and SAB 101 with the objective of providing guidance on potential interpretations. These discussions and the issuance of interpretations, once finalized, could lead to unanticipated changes in our current revenue accounting practices, which could cause us to recognize lower revenues. These changes may extend sales cycles, increase administrative costs and otherwise adversely affect our business.

Events or Changes in Circumstances May Result in Additional Impairment of Our Goodwill and Acquired Intangible Assets.

        We recorded significant amounts of goodwill and other intangible assets on our consolidated financial statements. In the first quarter of 2001, we identified indicators of possible impairment of these assets and recorded an impairment charge of $339.2 million to our results of operations during that quarter. In the third quarter of 2001 we identified additional indicators of possible impairment of these assets and recorded an additional impairment charge of $16.1 million to our results of operations during that quarter. These assets will continue to be subject to evaluation for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If in the future a determination is made that the assets are impaired, it could result in a significant reduction in the carrying value of such assets and which could harm our consolidated financial position or results of operations.

        In addition, in July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 (SFAS 141), "Business Combinations", and No. 142 (SFAS 142), "Goodwill and Other Intangible Assets." SFAS 141 changes the criteria for recognizing intangible assets apart from goodwill in accounting for business combinations under the purchase method. SFAS 142 requires goodwill and other intangible assets that have an indefinite useful life to no longer be amortized; however, these assets must be reviewed at least annually for impairment. We will adopt the standards effective January 1, 2002. We do not expect the adoption of these standards to have a material impact on the Company's financial position or results of operations.

Our Business Will Suffer in a Variety of Ways Unless Overall Economic Conditions Improve.

        Many of our customers are making and will continue to make significant cutbacks in their sales and marketing efforts and capital expenditures, which will in turn adversely affect our financial results.

        Current economic conditions pose a variety of additional challenges to our business. The financial condition of many of our customers has deteriorated and continues to deteriorate because of their inability to raise additional funds for their businesses. The ability of these customers to generate additional revenue for us has been reduced dramatically, if not eliminated. Our inability to rapidly replace this portion of our customer base will have a material adverse impact on our business.

Recent Terrorist Activities and Resulting Military and Other Actions Could Adversely Affect Our Business.

        Terrorist attacks in New York and Washington, D.C. in September of 2001 have disrupted commerce throughout the world. The continued threat of terrorism and the potential for military action and heightened security measures in response to this threat may cause significant disruption to commerce throughout the world. To the extent that disruptions result in a general decrease in corporate spending on information technology or advertising, our business and results of operations could be materially and adversely affected. We also may experience delays in receiving payments from customers that have been affected by the attacks, which, in turn, would harm our cash flow. We are unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have a long-term adverse effect on our business, results of operations or financial condition. These and other developments arising out of the attacks may make the occurrence of one or more of the factors discussed under "Risk Factors" likely to occur.

Our Business Realignments May Not Result in the Intended Benefits.

        In the fourth quarter of 2000, we announced a realignment of our business organization in an effort to streamline operations, increase revenues, reduce costs and bring staffing in line with our then current and anticipated requirements. During 2001 we took additional steps to rationalize the resources required to operate efficiently in the prevailing market. Through the realignments, our two business units, Jeeves Solutions and Web Properties, were given independent gross profit and loss accountability. Our Jeeves Solutions business focuses on licensing our technologies to corporate clients and our Web Properties business focuses on sales of our targeting solutions on our Web sites. In addition, as part of our business realignment, we have implemented workforce reductions and facility closures as necessary to rationalize the resources required to operate efficiently in the current market.

        In 2001, our business realignments have resulted in reduced operating costs, however we cannot assure that we will be able to continue to reduce operating costs, or that operating costs will not increase in the future. For example, we expect that we will incur additional operating costs as a result of our acquisition of Ask Jeeves UK. If we are not successful in increasing revenues and decreasing costs, we may never achieve profitability.

Our Workforce Reductions and Financial Performance May Adversely Affect the Morale and Performance of our Personnel and Our Ability to Hire New Personnel.

        Our business realignment included reductions in our workforce in order to reduce costs and bring staffing in line with our anticipated requirements. There were costs associated with the workforce reductions related to severance and other employee-related costs, and our realignment plan may yield unanticipated costs and consequences, such as attrition beyond our planned reduction in staff. In addition, our common stock has declined in value below the exercise price of many options granted to employees pursuant to our stock option plans. Thus, the intended benefits of the stock options granted to our employees, the creation of performance and retention incentives, may not be realized. In addition, workforce reductions and management changes create anxiety and uncertainty and may adversely affect employee morale. As a result, we may lose employees whom we would prefer to retain. As a result of these factors, our remaining personnel may seek employment with larger, more established companies or companies they perceive as having less volatile stock prices.

Our Past and Future Acquisitions May Be Difficult to Integrate, Disrupt Our Business, Dilute Stockholder Value or Divert Management Attention.

        We have acquired a number of companies, including Teoma Technologies, Inc. in September 2001 and Ask Jeeves UK, announced in February 2002. We may in the future seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. We may encounter problems with the assimilation of acquired businesses, products or technologies including:

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  difficulties in assimilation of acquired personnel, operations, technologies or products;

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  unanticipated costs associated with acquisitions;

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  diversion of management's attention from other business concerns and potential disruption of our ongoing business;

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  adverse effects on our existing business relationships with our customers;

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  potential patent or trademark infringement from acquired technologies.

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  adverse effects on our current employees and the inability to retain employees of acquired companies;

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  use of substantial portions of our available cash as all or a portion of the purchase price; and

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  dilution of our current stockholders due to issuances of additional securities as consideration for acquisitions.

        If we are unable to successfully integrate our acquired companies or to create new or enhanced services, we may not achieve the anticipated benefits from our acquisitions. If we fail to achieve the anticipated benefits from the acquisitions, we may incur increased expenses and experience a shortfall in our anticipated revenues and we may not obtain a satisfactory return on our investment. In addition, if a significant number of employees of acquired companies fail to remain employed with us, we may experience difficulties in achieving the expected benefits of the acquisitions

We Must Continually Improve Our Systems, Controls and Procedures.

        We have a limited operating history, and we initially experienced rapid growth, which placed a significant strain on our managerial, financial and operational resources. We must continue to improve our operational and financial systems and managerial controls and procedures, train and manage our workforce with reduced resources. We cannot be assured that our systems, procedures or controls will be adequate to support our operations or that we will be able to manage any growth effectively. If we do not manage growth effectively, our business would be seriously harmed.

The Operating Performance of Our Systems and Servers is Critical to Our Business and Reputation.

        Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of Ask Jeeves could result in reduced user traffic on our Web sites and reduced revenues. We have network and server equipment located at MFN, Exodus, Qwest and Hosting.com in various locations in California and Massachusetts and in London, England. Although we believe that our current back-up methods are adequate, we cannot be assured that the back-up servers will not fail or cause an interruption in our service.

        We have experienced slower response times and interruptions in service due to malfunction at our hosting facilities and on the Internet backbone networks, major software upgrades on our Web sites and undetected software defects. Our Web sites have had partial interruptions for periods ranging from a few minutes to three hours. In addition, our Web sites could also be affected by computer viruses, electronic break-ins or other similar disruptions. If we experience outages, frequent or persistent system failures or degraded response times, our reputation and brand could be permanently harmed. In addition, we could lose advertising revenues during these interruptions and user satisfaction could be negatively impacted if the service is slow or unavailable.

        Our users and customers depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Each of these types of providers has experienced significant outages in the past and could experience outages, delays and other operating difficulties due to system failures unrelated to our systems.

        The occurrence of an earthquake or other natural disaster or unanticipated problems at our principal facilities or at the servers that host or back-up our systems could cause interruptions or delays in our interactive network or a loss of data. Our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have not developed a comprehensive disaster recovery plan to respond to system failures. Our general liability insurance policies may not adequately compensate us for losses that may occur due to interruptions in our service.

Our Security Could Be Breached, Which Could Damage Our Reputation and Deter Customers From Using Our Services.

        We must protect our computer systems and network from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which could adversely affect our ability to retain or attract customers, damage our reputation or subject us to litigation. We could be subject to denial of service, vandalism and other attacks on our systems by Internet hackers. Although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures may fail. Our insurance coverage in certain circumstances may be insufficient to cover issues that may result from such events.

More Individuals are Utilizing Non-PC Devices to Access the Internet and We May Not Be Successful in Developing a Version of Our Service that Will Gain Widespread Adoption by Users of Such Devices.

        In the coming years, the number of individuals who access the Internet through devices other than a personal computer such as personal digital assistants, cellular telephones and television and television set-top devices is expected to increase. Our services are designed for rich, graphical environments such as those available on personal and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult and we may be unsuccessful in our efforts to modify our online properties to provide a compelling service for users of alternative devices.

        As we have limited experience to date in operating versions of our service developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so and we may need to devote significant resources to the creation, support and maintenance of such versions. If we are unable to attract and retain a substantial number of alternative device users to our online services, we will fail to capture a sufficient share of an increasingly important portion of the market for online services. Further, as a significant portion of our revenues are derived through the sale of banner and other advertising optimized for a personal computer screen, we may not be successful at developing a viable strategy for deriving substantial revenues from online properties that are directed at the users of alternative devices. Any failure to develop revenue-generating online properties that are adopted by a significant number of handheld device users could severely hurt our business.

Our International Properties May Not Be Successful.

        In addition to our activities in the United States, we market our search technologies and services in markets outside of the United States. We provide our services in the United Kingdom, Japan, Australia and to the Spanish-speaking market worldwide either directly or through joint ventures. In October 2001 we dissolved our Spanish market venture, Ask Jeeves en Espanol. In February 2002, we reached an agreement with our partners to acquire full ownership of our UK joint venture, Ask Jeeves UK.

        Our expansion into international markets requires substantial management attention and financial resources. We cannot be certain that our investment in establishing operations in other countries will produce the desired levels of revenue. In addition, our foreign operations are subject to other inherent risks and problems, including:

  •
  the impact of business cycles and downturns in economies outside the United States;

  •
  longer payment cycles and greater difficulty in accounts receivable collections;

  •
  unexpected changes in regulatory requirements;

  •
  difficulties and costs of staffing and managing foreign operations;

  •
  reduced protection for intellectual property rights in some countries;

  •
  unanticipated tax costs associated with the cross-border use of intangible assets;

  •
  political and economic instability;

  •
  fluctuations in currency exchange rates;

  •
  difficulty in maintaining effective communications with employees and customers due to distance, language and cultural barriers;

  •
  lower brand recognition for Ask Jeeves and the Jeeves character in non-English speaking counties;

  •
  lower per capita Internet usage in many foreign countries, for a variety of reasons such as lower disposable incomes, lack of adequate telecommunications and computer infrastructure and concerns regarding online security for e-commerce transactions; and

  •
  competition in international markets from a broad range of competitors, including AltaVista, Google, Overture Services, Inc., LookSmart, Yahoo! and other United States and foreign portals, search engines and service providers.

        Some or all of the above factors could seriously harm the results of our operations.

Our Operating Results are Volatile and Difficult to Predict.

        You should not rely on our results of operations during any particular quarter as an indication of our future results for a full year or any other quarter. Our quarterly revenues and operating results have varied significantly in the past and may vary significantly in the future due to a number of factors, including:

  •
  our ability to obtain new corporate customers, the length of time needed to implement our search technologies and services for corporate customers and the timing of revenue recognition with respect to contracts with corporate customers;

  •
  our ability to obtain new advertising contracts, maintain existing ones and effectively manage our advertising inventory;

  •
  the number of users of our Web sites, Web sites syndicating our services and the Web sites of our corporate customers;

  •
  seasonal and other fluctuations in demand for our services and for advertising space on our Web sites;

  •
  our ability to develop and introduce new technology;

  •
  announcements and new technology introductions by our competitors;

  •
  our ability to attract, retain and motivate key personnel;

  •
  credit risk of Internet companies within our customer base;

  •
  rate changes for advertising on our Web sites;

  •
  marketing expenses and technology infrastructure costs as well as other costs that we may incur as we expand our operations;

  •
  costs relating to possible acquisitions of technologies and businesses including the timing of charges related to the acquisitions and any amortization of expenses related to the acquisitions;

  •
  terminations of significant license arrangements or large numbers of license arrangements resulting in the discontinuation of licensing revenues for those contracts; and

  •
  the other factors discussed in this section on "Business Risks."

        We have experienced seasonality in user traffic to our Web sites, including lower traffic during the year-end holiday season and during the summer months. Given our limited operating history, user traffic on our Web sites is extremely difficult to forecast accurately. Moreover, obtaining new corporate customers depends on many factors that we are not able to control, such as the allocation of budgetary resources by potential customers. The sales cycle for obtaining new corporate customers has averaged four months. Therefore, it is difficult to predict the number of corporate customers that we will have in the future. We may be unable to adjust spending to compensate for an unexpected shortfall in our revenues. As a result, if we experience an unexpected shortfall in revenues, or if our revenues do not grow faster than the increase in these expenses, we could experience significant variations in the operating results from quarter to quarter.

Our Stock Price may Fluctuate Significantly Regardless of Our Actual Operating Performance.

        Our common stock is listed for trading on the NASDAQ National Market. The trading price of our common stock has been and may continue to be highly volatile. Our stock price may be subject to wide fluctuations in response to a variety of factors, including:

  •
  actual or anticipated variations in quarterly operating results and announcements of technological innovations;

  •
  new products or services offered by Ask Jeeves or its competitors;

  •
  changes in financial estimates by securities analysts;

  •
  changes in research coverage by securities analysts;

  •
  conditions or trends in the Internet services industry and the online customer service segment in particular;

  •
  Ask Jeeves' announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  additions or departures of key personnel;

  •
  sales by current holders of our common stock and general financial conditions and investor sentiment regarding Internet companies generally; and

  •
  other events that may be beyond Ask Jeeves' control.

In addition, the NASDAQ National Market, where most publicly held Internet companies are traded, has periodically experienced extreme price and volume fluctuations. These fluctuations may be unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. On October 25, 2001, a putative class action lawsuit captioned Leonard Turroff, et al. vs Ask Jeeves, Inc., et al. was filed against the Company and two of our officers and directors in the United States District Court for the Southern District of New York, alleging violation of Federal securities laws. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

If We Fail to Meet the Expectations of the Public Market Analysts and Investors, the Market Price of Our Common Stock May Decrease Significantly.

        Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet use, the rapidly changing models of doing business on the Internet and the Internet's relatively low barriers to entry. As a result, and because of the other risks noted in this discussion, it may be that our actual results will not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely fall.

Future Sales of Stock Could Affect Our Stock Price.

        If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and in connection with acquisitions, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Failure to Comply With NASDAQ's Listing Standards Could Result in Our Delisting By NASDAQ From the NASDAQ National Market and Severely Limit the Ability to Sell Any of Our Common Stock.

        Our stock is currently traded on the NASDAQ National Market. Under NASDAQ's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days, NASDAQ may choose to notify us that it may delist our common stock from the NASDAQ National Market. If the closing bid price of our common stock does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 days following notification by NASDAQ, NASDAQ may delist our common stock from trading on the NASDAQ National Market. There can be no assurance that our common stock will remain eligible for trading on the NASDAQ National Market. If our stock were delisted, the ability of our shareholders to sell any of our common stock at all would be severely, if not completely, limited.

We May Be Liable for Our Links to Third-Party Web Sites.

        We could be exposed to claims for liability with respect to the selection of third-party Web sites that may be accessible through our Web sites. These claims might include, among others, that by linking to Web sites operated by third parties, we may be liable for copyright or trademark infringement or other unauthorized actions by these third-party Web sites. Other claims may be based on errors or false or misleading information provided on our Web sites, including information deemed to constitute professional advice such as legal, medical, financial or investment advice. Other claims may be based on our links to sexually explicit Web sites and our provision of sexually explicit advertisements when this content is displayed. While no such claims are pending and we do not believe that any such claim would have legal merit, our business could be seriously harmed due to the cost of investigating and defending these claims, even to the extent these claims do not result in liability. Implementing measures to reduce our exposure to such claims may require us to spend substantial resources and limit the attractiveness of our service to users.

Our Future Success Depends on Our Ability to Attract, Retain Key Management and Skilled Technical Employees.

        Our future success depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in the San Francisco Bay Area, where our headquarters is located, is intense. This is due, in part, to the high concentration of high-tech companies vying for qualified employees, high housing costs and traffic congestion. We have experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we fail to attract, retain and motivate our employees, our business will be harmed.

We Need to Maintain Our Sales and Support Organizations.

        Competition for highly-qualified sales personnel is intense, and we may not be able to maintain the kind and number of sales personnel we need. Hiring highly qualified customer service and account management personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet. If we are unable to hire and retain qualified sales personnel our business may suffer.

We May Face Potential Liability, Loss of Users and Damage to our Reputation for Violation of Privacy Policies.

        We have a policy against using personally identifiable information obtained from users of our natural language question answering technologies and without the user's permission. In the past, the Federal Trade Commission has investigated companies that have used personally identifiable information without permission or in violation of a stated privacy policy. If we use this information without permission or in violation of our policy, we may face potential liability for invasion of privacy for compiling and providing information to our corporate customers and electronic commerce merchants.

Government Regulation and Legal Uncertainties Could Harm Our Business.

        Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise seriously harm our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like us that provide electronic commerce services.

        We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of electronic commerce and seriously harm our profitability.

        Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposed only a three-year moratorium on state and local taxes on electronic commerce, where such taxes are discriminatory and Internet access, unless such taxes were generally imposed and actually enforced prior to October 1, 1998. The legislation, which commenced October 1, 1998 and was to have expired on October 21, 2001, has since been given a five-year extension by the House of Representatives. It is unclear which steps the legislature will take next, and failure to continue to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could impair the growth of the e-commerce marketplace and impair our ability to become profitable.

        In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. Such uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

We May Be Unable to Protect Our Intellectual Property Rights and Other Proprietary Rights and We May Be Liable for Infringing Upon the Intellectual Property Rights of Others.

        Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Any such claims, if made, and any resulting litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

Provisions in Delaware Law and our Charter, Stock Option Agreements and Offer Letters to Executive Officers may Prevent or Delay a Change Of Control.

        We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's assets unless:

  •
  the board of directors approved the transaction where the stockholder acquired 15% or more of the corporation's assets;

  •
  after the transaction where the stockholder acquired 15% or more of the corporation's assets, the stockholder owned at least 85% of the corporation's outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

  •
  on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

        A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of Ask Jeeves and may discourage attempts by other companies to acquire us.

        Our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

  •
  our board is classified into three classes of directors as nearly equal in size as possible with staggered three year-terms;

  •
  the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

  •
  all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

  •
  except under limited circumstances, special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer the board or by holders of shares entitled to cast not less than 50% of the votes of the meeting; and

  •
  except under limited circumstances, no cumulative voting.

        These provisions may have the effect of delaying or preventing a change of control.

        Furthermore, in April 2001, we adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of May 7, 2001. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $20 per unit. Under certain circumstances, if a person or group acquires 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $20 exercise price, shares of our common stock or of any company into which we are merged having a value of $40. The rights expire on May 7, 2011 unless extended by our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors regarding such acquisition.

        Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

        In addition, our option agreements under the 1996 Stock Option plan provide that if a change of control of Ask Jeeves occurs prior to the first anniversary of the vesting commencement date of an option, then the vesting which would have occurred by such anniversary shall occur. After the first anniversary of the date of grant, these option agreements provide that the vesting of each option shall accelerate by six months upon a change of control. Furthermore, offer letters with our executive officers provide for the payment of severance and acceleration of options upon the termination of these executive officers following a change of control of Ask Jeeves. These provisions in our stock option agreements and offer letters could have the effect of discouraging potential takeover attempts.

Risks Related To This Offering

Our common stock sold in this offering will increase the supply of common stock on the public market, which may cause our stock price to decline.

        The sale into the public market of the common stock to be sold in this offering could materially adversely affect the market price of our common stock. Once the registration statement of which this prospectus forms a part is declared effective, the shares of common stock to be sold in this offering will be immediately eligible for sale. A significant amount of common stock coming on the market at any given time could result in a decline in the price of our common stock or increased volatility.

FORWARD-LOOKING STATEMENTS

        This prospectus, together with all other information included or incorporated by reference into this prospectus, contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus, together with all other information included or incorporated by reference into this prospectus. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at http://www.ask.com or at the SEC's Web site at http://www.sec.gov.

        The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

  (1)
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Commission on February 28, 2002;

  (2)
  our Registration Statement No. 000-26521 on Form 8-A filed with the Commission on June 28, 1999 pursuant to Section 12(b) of the Securities Exchange Act, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

  (3)
  our Registration Statement No. 000-26521 on Form 8-A/12G filed with the Commission on May 10, 2001, pursuant to Section 12(g) of the Securities Exchange Act, in which there is described the terms, rights and provisions applicable to our preferred stock purchase rights.

        Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        Upon written or oral request, we will provide without charge a copy of these filings, and a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for these copies should be directed to Investor Relations Department, Ask Jeeves, Inc., 5858 Horton Street, Suite 350, Emeryville, CA 94608, Telephone (510) 985-7400.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or amendment. We have authorized no person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or in any filing incorporated by reference is accurate as of any date other than the date on the front of those documents.

SELLING STOCKHOLDERS

        The following table sets forth (1) the name of the selling stockholders, (2) the number of shares of our common stock being registered for sale as of the date of this prospectus, and (3) sets forth the number of shares of our common stock known by us to be beneficially owned by each selling stockholder calculated according to Rule 13d-3 of the Securities Exchange Act. This information is based upon information provided by the selling stockholders and is not necessarily indicative of beneficial ownership for any other purpose. No selling stockholder will beneficially own one percent or more of our outstanding common stock after completion of this offering. The term "selling stockholder" includes the stockholder listed below and its permitted transferees, assignees, pledgees, donees or other successors-in-interest. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. All of the shares offered herein were issued in connection with our purchase of all of the capital stock of Carlton & Granada Internet Limited, our joint venture partner in The Ask Jeeves UK Partnership. Carlton Communications PLC and Granada Media Group Limited each owned a fifty percent interest in Carlton & Granada Internet Limited. The shares offered by this prospectus may be offered from time to time by the selling stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Number of Shares Beneficially Owned After this Offering
Carlton Communications PLC	553,097.50	-0-	553,097.50
Granada Media Group Limited	553,097.50	-0-	553,097.50

(1)
Consists of all shares of our common stock beneficially owned by the selling stockholders as of March 5, 2002, plus the shares of common stock registered in this prospectus.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be received by the selling stockholders.

PLAN OF DISTRIBUTION

        We are registering all 1,106,195 shares of our common stock on behalf of the selling stockholders. We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock. The selling stockholders named in the table above or permitted transferees, assignees, pledgees, donees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares of our common stock from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares of our common stock to or through broker-dealers.

        The shares of our common stock may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

  •
  an exchange distribution that complies with the rules of the exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  in privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares of our common stock or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares of our common stock to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of our common stock. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholders may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares of our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or the Securities Act, in connection with sales of the shares of our common stock. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling stockholders have not advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and the selling stockholders have been informed of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s),

  •
  the number of shares involved,

  •
  the price at which such shares were sold,

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  •
  other facts material to the transaction.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

        The validity of our common stock offered in this prospectus and certain other legal matters will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 52 shares of our common stock.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
Risks Associated with Ask Jeeves' Business and Future Operating Results
Risks Related To This Offering
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SELLING STOCKHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS